EXHIBIT 99.3


           NOTES TO THE HISTORICAL FINANCIAL SUMMARIES OF THE INTERESTS
         IN THE OIL AND GAS REVENUES AND DIRECT OPERATING EXPENSES OF THE
             PROPERTIES ACQUIRED BY MAYNARD OIL COMPANY FROM PENNZOIL
                        EXPLORATION AND PRODUCTION COMPANY


  1.   BASIS OF PRESENTATION

       The accompanying Historical Financial Summaries represent the interests in the oil and gas revenues and direct operating expenses of the oil and gas producing properties acquired March 29, 1995 by Maynard Oil Company (Company) from Pennzoil Exploration and Production Company (Pennzoil) for cash consideration of $10.5 million. The acquisition was effective January 1, 1995. The producing properties acquired are located in seven counties in West Texas (Andrews, Crane, Crockett, Hall, Motley, Pecos, and Ward Counties).

       The oil and gas properties acquired by the Company were never operated as a separate division by Pennzoil and, accordingly, full separate, historical financial statements prepared in accordance with generally accepted accounting principles (GAAP) do not exist. A practicable determination of the historical general and administrative expenses and other indirect expenses which were attributable to the properties acquired would not be possible or indicative of the level of such expenses to be incurred by the Company. The depreciation charges of Pennzoil associated with the acquired properties would be based upon Pennzoil's historical costs and are not relevant to the ongoing financial reporting of the Company, or related investor decisions, since the properties will be depreciated over future periods based upon the Company's acquisition costs. The presentation herein of historical financial statements reflecting financial position, results of operations and cash flows required by GAAP was not practicable in these circumstances. Accordingly, the Historical Financial Summaries are presented in lieu of the financial statements required under Rule 3-05 of Securities and Exchange Commission Regulation S-X.

       The oil and gas revenues and direct operating expenses shown in the Historical Financial Summaries may not be representative of future operations.

  2.   OIL AND GAS REVENUES

       Oil and gas revenues have been based on realizations at the point of sale using historical oil and gas prices and the revenue and working interests purchased by the Company.

  3.   DIRECT OPERATING EXPENSES

       Direct operating expenses include those costs incurred by Pennzoil in respect to production up to the point of sale, including electricity, fuel, transportation costs, chemicals, other materials and supplies, and the labor and associated costs of employees working directly on these properties.
  These expenses exclude depreciation and amortization of production facilities and the estimated cost of abandonment of these facilities. General and administrative expenses not incurred by the operator are also excluded.